Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 15, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

Beneficial Bancorp Closes Conestoga Bancorp Merger April 15

Philadelphia, Pennsylvania, April 15, 2016 — Beneficial Bancorp, Inc. (NasdaqGS: BNCL) (the “Company”), today announced that, effective as of April 14, 2016, it has acquired all of the outstanding shares of common stock of Conestoga Bank from Conestoga Bancorp, Inc. and has merged Conestoga Bank with and into Beneficial Bank (the “Bank”).  The transaction was consummated pursuant to the terms of a previously-announced Stock Purchase Agreement, dated as of October 21, 2015, by and between the Company, Conestoga Bancorp and Conestoga Bank.

In accordance with the terms of the Stock Purchase Agreement, the Company acquired all of the outstanding shares of common stock of Conestoga Bank from Conestoga Bancorp in exchange for a cash payment of $105.0 million.  The payment was made from the Company’s working capital.  During the second quarter of 2016, the Company expects to record merger and other restructuring charges of approximately $8.0 million, pre-tax, as a result of the completion of the transaction.

“We are excited by the close of the Conestoga transaction today. I would like to extend my gratitude to Conestoga’s employees and Board.  With this merger, we can continue to build on our 163 year heritage in community banking while providing even greater strength, size and stability for our customers, employees, shareholders and the communities we serve,” said Gerard Cuddy, President and Chief Executive Officer of Beneficial.

Rick Elko, Chairman and Chief Executive Officer of Conestoga Bancorp, said, “ We are proud to be joining Beneficial, a company that has served the Philadelphia market for generations with similar culture and a common commitment to local decision making, exceptional personal service and community support”.

The systems conversion is anticipated to be completed in late May of 2016.  The combined company will have approximately $5.7 billion in assets and 63 locations in Pennsylvania, and New Jersey.

In connection with the closing of the transaction, the Company also today announced the implementation of an expense management reduction program following a comprehensive review of the Company’s and Bank’s operating cost structure.  Under the expense management reduction program, the Bank will reduce its workforce by approximately 11% during the second quarter of 2016.  Employees whose positions are eliminated as a result of the reduction in force will receive severance packages, which will include outplacement services.  During the second quarter of 2016, the Company expects to record a charge of approximately $1.2 million, pre-tax, as a result of the expense management reduction program.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 54 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC; and wealth management services are offered through Beneficial Advisors, LLC, both wholly-owned subsidiaries of the Beneficial Bank. For more information about the Beneficial Bank and Beneficial, please visit www.thebeneficial.com.

About Conestoga Bancorp

Conestoga Bank is a wholly-owned subsidiary of Conestoga Bancorp headquartered in Chester Springs, Pa. Conestoga Bank is a full-service financial institution, with 15 locations in Center City and South Philadelphia, Bucks, Chester, Delaware, Montgomery and Lehigh counties, specializing in commercial loans, Small Business Administration, and leasing, along with convenient personal checking and savings products. For more information, please visit www.conestogabank.com.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include the internal rate of return on the acquisition, merger-related expenses, the impact of the transaction on the Company’s earnings, market share and capital position, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.  Additionally, other risks and uncertainties may be described in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.